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                                                                    Exhibit 10.1

July 3, 2003



Dear Kevin,

Congratulations! On behalf of Bill Forrest, Executive Chairman, and the Board of Directors of Cosi, Inc., we are pleased to confirm the essentials of our employment offer to you. In order to expedite the process, we are formally extending this offer in writing. The following is a description of the terms of your employment. Please be advised that this is not a contract for employment.

1. You agree to become an at-will employee of Cosi, Inc., in the position of President and Chief Executive Officer, starting on a date to be mutually determined.

2. You will report to Bill Forrest, the Executive Chairman, and the Board of Directors. Your formal on-boarding plan will be created and will begin on Monday, July 7th 2003.

3. You will be appointed to the Cosi, Inc Board of Directors to serve until your earlier resignation or removal.

4. Your gross salary will be paid in bi-weekly installments of eleven thousand five hundred thirty-eight dollars and forty-six cents ($11,538.46) equal to three hundred thousand dollars annually ($300,000).

5. You will receive an incentive plan to be mutually determined upon by you and the Compensation Committee for the calendar year of 2004 where you will have the ability to earn up to sixty-five percent (65%) of your base salary.

6. Upon commencing employment, you will receive an initial Stock Option Grant, granting you the right to purchase nine hundred thousand (900,000) shares of Cosi Common Stock, at a price to be determined at the close of the market on Monday, July 7th, 2003 pursuant to both the Cosi, Inc., Stock Incentive Plan and Stock Option Agreement in the form attached hereto. This initial sign-on option grant will have a three (3) year vesting schedule as follows: 25% vested immediately upon grant, 25% after year 1, 25% after year two, and 25% after year 3. These options, and any others granted to you, shall vest and become immediately exercisable in full upon a Change of Control as defined in Appendix 1.

7. As an employee of Cosi, Inc you will be eligible to participate in "My Slice of the Bread," a company wide stock-option bonus plan, it the Company decides to extend such a stock-option bonus to its employees during the term of your employment. (The 2001 stock-option bonus was 12.75% of each employee's gross salary). Cosi, Inc. does not guarantee that it will make such a stock-option bonus in future years.

8. You are guaranteed twelve (12) months severance if involuntarily separated from employment according to the Cosi Severance Policy.

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9.    Cost will provide a cell phone, a laptop computer, and a blackberry.

10. Cost will reimburse all business related travel expenses including meals, lodging, rental cars, etc.

11. As an employee of Cost, Inc, you also will be eligible to participate in our health benefits package. These benefits include medical, dental, vision, life and long term disability insurance. Cost, Inc will contribute 100 percent of your single and your Child/Spouse/Family healthcare costs. You may enroll the first day of the month following your date of hire. Cosi will also provide Life Insurance, AD&D (Accidental, Death and Dismemberment), and Long-Term Disability coverage in amounts standard to all Cosi, Inc. employees. You may enroll in these programs the first day of the month following that in which you started. Details of the individual benefits can be obtained from the Cosi, Inc. People Department. Participation in, and the terms of, our health care plan are subject to change without notice.


12. In addition, you will be entitled to participate in the Company's 401(K) retirement plan. You may roll over any current accounts you have upon hire, and you may begin additional contributions upon your one-year anniversary. Cosi, Inc will match your contributions at 25% up to 4% of your base salary. You may contact the People Department for more information regarding this plan.

13. Cosi will also contribute up to a total of seventy thousand dollars ($70,000), grossed up, towards your relocation expenses.

14. Your current position entitles you to 4 weeks paid vacation per annum (in accordance with the Cost salaried partner vacation policy.)

15. You warrant that you are free to become an employee of Cosi, Inc. and to render services and perform duties and obligations accordingly, and that you do not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of your services for, and duties and obligations to Cosi, Inc.

16. You further understand that as a condition of your employment, you will be required to sign a confidentiality and non-compete agreement at the same time that you execute this agreement.




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Kevin, Cosi, Inc. is extremely pleased to offer you this position of employment and we look forward to working with you and to experiencing your contributions. Please acknowledge your acceptance of employment with Cosi, Inc. under the terms and conditions herein by signing where indicated below.

Sincerely,



Gilbert Melott
VP People
Cosi Inc.

I accept the terms of this offer, as an employee at will of Cosi, Inc.

Kevin Armstrong
----------------------------
Kevin Armstrong (Print Name)

/s/  Kevin Armstrong
---------------------------
Kevin Armstrong (Signature)

July 7, 2003
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Date



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APPENDIX 1

CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" means the date on which the earlier of the following events occur: (a) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd, Eric J. Gleacher, Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of Cosi entitled to vote for the election of directors ("Voting Stock");
(b) the merger or consolidation of Cosi with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Cosi immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (c) the sale or transfer of all or substantially all of the property of Cosi other than to an entity of which Cosi owns at least 80% of the Voting Stock; or (d) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso. A Change in Control shall not include any acquisition in which Mr. Armstrong is a member of the acquiring group or an officer or owner of the acquiring entity.

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